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                                                                    Exhibit 14

                      ALLIED HEALTHCARE INTERNATIONAL INC.

                                 CODE OF CONDUCT

This Code of Conduct (the "Code of Conduct") has been unanimously adopted by the Board of Directors of Allied Healthcare International Inc. (the "Company") and is intended to apply to all directors, officers and employees of the Company. References in this Code of Conduct to the Company means the Company or any of its subsidiaries.

I.    PURPOSE OF CODE OF CONDUCT

The purpose of this Code of Conduct is to promote the honest and ethical conduct of all directors, officers and employees of the Company ("employees," herein), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; compliance with all applicable governmental rules and regulations; prompt internal reporting of violations of this Code of Conduct; and accountability for adherence to this Code of Conduct.

II.   CONFLICT OF INTEREST; CORPORATE OPPORTUNITY

No employee shall, directly or indirectly, engage or participate in, or authorize, any transactions or arrangements involving, or raising questions of, possible conflict, whether ethical or legal, between the interests of the Company and the personal interests of the employee or his or her family. No employee shall take for himself or herself personally any opportunity that arises through the use of corporate property, information or position or shall use corporate property, information or position for personal gain.

For purposes of this policy, a member of an employee's family shall include a spouse, parents, stepparents, in-laws, siblings, children, stepchildren and any other person residing in the employee's residence.

No employee or any member of his or her family shall, directly or indirectly, seek, accept or retain gifts or other personal or business favors from any vendor, supplier or customer of the Company or from any individual or organization seeking to do business with the Company; provided, however, that if there is no reasonable likelihood of improper influence in the performance of duties on the part of the employee on behalf of the Company and if the personal benefit falls into one of the following categories then the same shall not be considered a violation of this policy:

o normal business courtesies, such as meals, involving no more than ordinary amenities;

o paid trips or guest accommodations in connection with proper Company business;

o fees or other compensation received from any organization in which membership or an official position is held;

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o     loans from financial institutions made in the ordinary course of their business on customary terms and at prevailing rates; or

o     gifts of nominal value (less than $500).

No employee or any member of his or her family may compete with the Company. No employee or any member of his or her family may serve as a director, officer, employee of or consultant to a competitor, vendor, supplier or other business partner of the Company without the prior written approval of the Company's Audit Committee.

No employee or any member of his or her family who directly or indirectly owns a financial interest in, or has an obligation to, a competitor, supplier, customer or other business partner of the Company, which interest or obligation is significant to such employee or family member may conduct business with such entity or person without the prior written approval of the Company's Audit Committee.

No employee or any member of his or her family may act as a broker, finder or other intermediary for his or her benefit or for the benefit of any third party in a transaction involving the Company without the prior written approval of the Company's Audit Committee.

An employee should make every effort to refuse to accept, or to return, any gift or gifts from a supplier, customer or other business partner exceeding $500 in value. If the employee determines that the donor would be insulted or embarrassed if the gift is refused or returned, a conflict can nevertheless be avoided by promptly reporting the gift to the employee's superior and delivering to the employee's superior the gift or a check payable to the Company for the fair value of the gift (which the Company will donate to charity).

AS A DIRECTOR, EXECUTIVE OFFICER OR EMPLOYEE OF THE COMPANY, IT IS IMPERATIVE THAT YOU AVOID ANY INVESTMENT, INTEREST OR ASSOCIATION THAT INTERFERES, MIGHT INTERFERE, OR MIGHT BE THOUGHT TO INTERFERE, WITH YOUR INDEPENDENT EXERCISE OF JUDGMENT IN THE COMPANY'S BEST INTEREST.

III.  PROPER ACCOUNTING AND FINANCIAL INTEGRITY; ACCURATE PERIODIC REPORTS

All transactions must be executed only in accordance with management's general or specific authorization. The Company's books, records and accounts must reflect, accurately and fairly and within the Company's regular system of accountability, all of the Company's transactions and the acquisition and disposition of its assets. All transactions shall be accurately recorded to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied and other applicable rules, regulations and criteria, and to insure full accountability for all assets and activities of the Company. Under no circumstances shall there be any unrecorded funds or assets of the Company, regardless of the purposes for which such fund or asset may have been intended, or any improper or inaccurate entry, knowingly made on the books and records of the Company. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

All employees must cooperate fully with the Company's internal audit staff, independent auditors and counsel to enable them to discharge their responsibilities to the fullest extent.

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As you are aware, full, fair, accurate, timely and understandable disclosure in the Company's periodic reports filed with the SEC and the American Stock Exchange is required by SEC and American Stock Exchange rules and is essential to the Company's continued success. Please exercise the highest standard of care in preparing such reports in accordance with the guidelines set forth below, including, without limitation, the following:

o All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

o All records must fairly and accurately reflect the transactions or occurrences to which they relate.

o All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

o The Company's accounting records must not contain any intentionally false or intentionally misleading entries.

o No transaction may be intentionally misclassified as to accounts, departments or accounting periods.

o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

o No information may be concealed from the internal auditors or the independent auditors (or the Audit Committee or Board of Directors).

o Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

IV.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Recognition of the public interest must be a permanent commitment of the Company in the conduct of its affairs. The activities of the Company and all of its employees acting on its behalf must always be in full compliance with both the letter and spirit of all laws, rules and regulations applicable to our business. Furthermore, no employee should assist any third party in violating any applicable law, rule or regulation. This principle applies whether or not such assistance is itself, unlawful. All employees must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of impropriety. When there is a doubt as to the lawfulness of any proposed activity, advice must be sought from the Company's counsel.

Violation of applicable laws, rules or regulations may subject the Company, as well as any employees involved, to severe adverse consequences, including imposition of injunctions, monetary damages (which could far exceed the value of any gain realized as a result of the violation, and which may be tripled in certain cases), fines and criminal penalties, including imprisonment. In addition, actual or apparent violations of applicable laws, rules and regulations by the Company or its employees can undermine the confidence of the Company's customers,

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investors, creditors and bankers, as well as that of the general public.
Employees who fail to comply with this Code of Conduct and applicable laws will be subject to disciplinary measures up to and including termination of employment from the Company.

V.    INTERNAL COMMUNICATION AND ENFORCEMENT OF POLICY

Communication of the policies contained in this Code of Conduct will be made to all applicable employees of the Company who will be required to sign the attached Acknowledgement of Receipt and Understanding.

It is important that each employee comply not only with the letter but, equally importantly, the spirit of these policies. If you believe that one of the Company's employees is acting in a manner that is not in compliance with this policy, or that you have been requested to so act in such a manner, you should immediately bring this matter to the attention of the Company's Audit Committee. In order to encourage uninhibited communication of such matters, such communications will be treated confidentially to the fullest extent possible and no disciplinary or other retaliatory action will be taken against an employee who communicates such matters.

VI.   REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

We have a strong commitment to conduct our business in a lawful or ethical manner. We encourage our employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules and regulations of this Code of Conduct. We prohibit retaliatory action against any employee, who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.

The Sarbanes-Oxley Act of 2002 (the "Act") requires all publicly traded companies to establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Act also requires employees to confidentially and anonymously report concerns regarding questionable accounting or auditing matters. This includes any circumstances where it is believed that fraud or other irregularities may be occurring within the Company.

Any persons wishing to report such accounting issues can be assured the situation will be handled with the highest level of anonymity and confidentiality. In addition, there is a high level of protection granted under the Act to persons reporting incidents. The Act states that the Company may not discharge, harass or in any manner discriminate against any individual providing information.

We encourage anyone with information regarding these matters to contact any member of Company's Audit Committee. If you wish to provide information anonymously, please mail it in a sealed envelope addressed to "Audit Committee - Complaints" and place it in a second envelope addressed to the Company's Audit Committee.

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VII.  COMPLIANCE, INTERPRETATION OF THE CODE OF CONDUCT AND EFFECTS OF FAILURE
      TO COMPLY

This Code of Conduct cannot, and is not intended to, address all of the situations you may encounter. There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action. In those circumstances we encourage you to use your common sense, and to contact your supervisor, manager or a member of human resources for guidance.

If you do not feel comfortable discussing the matter with your supervisor please call the Company's counsel, who can provide information, advice and suggestions regarding the topics addressed in this Code of Conduct. We strive to ensure that all questions or concerns are handled fairly, discreetly and thoroughly. You need not identify yourself.

Any questions regarding this Code of Conduct or its application should be discussed with the Audit Committee or the Company's counsel.

Conduct violating this Code of Conduct is expressly outside the employee's scope of employment. Any employee whose conduct violates this Code of Conduct will be subject to disciplinary action by the Company, including, in the Company's discretion, discharge and/or forfeiture of any benefits or rights (including contractual rights) which, under applicable law, are forfeitable upon discharge for cause, and to the enforcement of such other remedies as the Company may have under applicable law.


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VIII. AMENDMENTS TO AND WAIVERS OF THE CODE OF CONDUCT

Any amendment to or waiver of this Code of Conduct will be made only by the Board of Directors and notified in writing and will be promptly disclosed as required by law or stock exchange regulation. Any waiver of the code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed to shareholders, along with the reasons for the waiver.

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                  ACKNOWLEDGEMENT OF RECEIPT AND UNDERSTANDING
                                       OF
                      ALLIED HEALTHCARE INTERNATIONAL INC.
                                 CODE OF CONDUCT

I hereby acknowledge that I have been provided with Allied Healthcare International Inc.'s (the "Company") Code of Conduct. I further acknowledge that I have read the Code of Conduct in its entirety and that I understand it. I agree to observe the policies and procedures contained in the Code of Conduct and have been advised that, if I have any questions or concerns relating to such policies or procedures, I should discuss them with the Company's Audit Committee or the Company's counsel. I understand that failing to abide by the Company's Code of Conduct could lead to disciplinary action up to and including termination of employment. I also understand that no one other than the Board of Directors has the authority to waive any provision of the Code of Conduct and that any waiver must be in writing.

My signature below indicates my understanding of the Company's Code of Conduct and my agreement to abide by the policies and procedures contained therein.




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Employee Signature                            Date



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Print Name



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Witness







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